Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Helius Medical Technologies, Inc.

Newtown, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-248824, 333-250974, 333-259334 and 333-266107) and Form S-8 (No. 333-204155, 333-218095, 333-229724, 333-256680, 333-257749, 333-265324 and 333-269305) of Helius Medical Technologies, Inc., of our report dated March 14, 2022, relating to the consolidated financial statements of Helius Medical Technologies, Inc., which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

March 9, 2023